Exhibit 10.1

AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED

LA ROSA HOLDINGS CORP.

2022 EQUITY INCENTIVE PLAN

(effective as of December 11, 2025)

Subject to the approval of the stockholders (the “Stockholder Approval”) of La Rosa Holdings Corp., a Nevada corporation (the “Company”), at the Company’s 2025 Annual Meeting of Stockholders, the Second Amended and Restated La Rosa Holdings Corp. 2022 Equity Incentive Plan (the “2022 Plan”) is hereby amended as follows:

1. Section 3(e) of the 2022 Plan is hereby amended and restated in its entirety as follows:

“(e) Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be automatically increased on the first day of each Fiscal Year beginning with the 2026 Fiscal Year, in an amount equal to the least of (a) 500,000 Shares, (b) a number of Shares equal to ten percent (10%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.”

2. Except as expressly amended hereby, the terms of the 2022 Plan shall be and remain unchanged and the 2022 Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

LA ROSA HOLDINGS CORP.

By:	/s/ Joseph La Rosa
Name:	Joseph La Rosa
Title:	Chief Executive Officer